As filed with the Securities and Exchange Commission on October 18, 2002

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SCM MICROSYSTEMS, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0444317 (I.R.S. Employer Identification No.)

SCM Microsystems, Inc.
47211 Bayside Parkway
Fremont, CA 94538

(Address of principal executive offices)

1997 Stock Plan
1997 Employee Stock Purchase Plan
1997 Director Option Plan
(Full title of the plans)

Andrew Warner
Chief Financial Officer
SCM Microsystems, Inc.
47211 Bayside Parkway
Fremont, CA 94538
(510) 360-2300
(Name, address and telephone number of agent for service)

Copy to:
Kurt J. Berney, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
	Amount to be	Offering Price Per		Aggregate Offering		Amount of
Title of Securities to be Registered	Registered	Share		Price		Registration Fee

Common Stock, $0.001 par value, to be issued under 1997 Stock Plan	2,010,769	$5.04	(1)	$10,134,275.76	(1)	$932.35

Common Stock, $0.001 par value, to be issued under 1997 Employee Stock Purchase Plan	696,887	$5.04	(1)	$3,512,310.48	(1)	$323.13

Common Stock, $0.001 par value, to be issued under 1997 Director Option Plan	120,000	$5.04	(1)	$604,800.00	(1)	$55.64

TOTAL	2,827,656			$14,251,386.24		$1,311.13

(1)	Calculated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the price of $5.04 per share, which was the average of the high and low price per share of the Common Stock as reported on the Nasdaq National Market on October 14, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information Incorporated by Reference

     The Registrant hereby incorporates by reference into this Registration Statement the following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2001, filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Reports on Forms 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002, filed with the Commission pursuant to Section 13(a) of the Exchange Act; and

(c)	The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on October 7, 1997 pursuant to Section 12 of the Exchange Act.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement or prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     The Registrant’s Certificate of Incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except for liability arising out of: (i) a breach of their duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

     The Registrant’s charter documents provide that the Registrant shall indemnify its officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. The Registrant believes that indemnification under its charter documents covers at least negligence and gross negligence on the part of indemnified parties. The Registrant has entered into indemnification agreements with each of its directors and officers, which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons’ expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.

Item 7. Exemption From Registration Claimed

     Not applicable.

Item 8. Exhibits

4.1*	1997 Stock Plan and Form of Agreement
4.2*	1997 Stock Option Plan for French Employees
4.3*	1997 Employee Stock Purchase Plan
4.4*	1997 Employee Stock Purchase Plan for Non-U.S. Employees
4.5*	1997 Director Option Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Independent Auditors’ Consent
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (No. 333-29073).

Item 9. Undertakings

(a)	The Company hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, SCM Microsystems, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 16th day of October 2002.

SCM MICROSYSTEMS, INC.

By:	/s/ Andrew Warner

Andrew Warner Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Andrew Warner or Steven Humphreys jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity in Which Signed	Date

/s/ Robert Schneider Robert Schneider	Chief Executive Officer (Principal Executive Officer) and Director	October 16, 2002

/s/ Andrew Warner Andrew Warner	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 16, 2002

/s/ Steven Humphreys Steven Humphreys	Chairman of the Board of Directors	October 16, 2002

/s/ Manuel Cubero Manuel Cubero	Director	October 16, 2002

/s/ Hagen Hultzsch Hagen Hultzsch	Director	October 16, 2002

/s/ Oystein Larsen Oystein Larsen	Director	October 16, 2002

/s/ Ng Poh Chuan Ng Poh Chuan	Director	October 16, 2002

/s/ Simon Turner Simon Turner	Director	October 16, 2002

/s/ Andrew Vought Andrew Vought	Director	October 16, 2002

EXHIBIT INDEX

Exhibit
No.	Description

4.1*	1997 Stock Plan and Form of Agreement
4.2*	1997 Stock Option Plan for French Employees
4.3*	1997 Employee Stock Purchase Plan
4.4*	1997 Employee Stock Purchase Plan for Non-U.S. Employees
4.5*	1997 Director Option Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Independent Auditors’ Consent
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (No. 333-29073).